Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact:	Matthew P. Wagner Chief Executive Officer PacWest Bancorp 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President & CFO PacWest Bancorp 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067
Phone:	310-728-1020	310-728-1021
Fax:	310-201-0498	310-201-0498

FOR IMMEDIATE RELEASE

AUGUST 28, 2009

PACIFIC WESTERN BANK ACQUIRES AFFINITY BANK OF VENTURA, CA
THROUGH AN FDIC-ASSISTED TRANSACTION

—All insured and uninsured depositors will be protected in transaction—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced that its wholly-owned subsidiary Pacific Western Bank acquired Ventura, CA-based Affinity Bank in a transaction assisted by the Federal Deposit Insurance Corporation (FDIC).

Under the terms of the transaction, Pacific Western Bank will acquire most of the assets, including all loans, and assume the insured and uninsured deposits excluding certain brokered deposits.  At June 30, 2009, the latest date for which information is publicly available, Affinity Bank had $1.2 billion in assets, $691 million in gross loans, $906 million in deposits, $50 million in brokered deposits, and $298 million in other liabilities. Affinity Bank operated 10 branches including 4 in Ventura County, 2 in Los Angeles County, 1 in Orange County, 2 in San Francisco County and 1 in San Mateo County.

Matt Wagner, CEO of PacWest Bancorp and chairman and CEO of Pacific Western Bank, commented, “We welcome Affinity Bank customers to the Pacific Western Bank family.  We look forward to providing the strength and service for which Pacific Western is known and ensuring new customers from Affinity Bank have the best possible banking products and services at their disposal.”

Affinity Bank branches located in San Francisco and San Mateo Counties will reopen on Saturday, August 29 as branches of Pacific Western Bank.  All other bank branches previously operated by Affinity will reopen on Monday, August 31 as branches of Pacific Western Bank.

Customers of both banks should continue to use their existing branches until Pacific Western can fully integrate the Affinity Bank systems with Pacific Western Bank. After this transition period, customers from Affinity Bank will gain access to Pacific Western’s 59 existing locations throughout Los Angeles, Orange, Riverside, San Bernardino and San Diego Counties.

Pacific Western will work with Affinity Bank’s employees to identify potential job opportunities with Pacific Western Bank.

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $4.5 billion in assets as of June 30, 2009, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 59 full-service community banking branches and 10 branches of the former Affinity Bank, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Former Affinity Bank branches are also located in San Mateo, San Francisco and Ventura Counties.  Through its subsidiary BFI Business Finance and its division First Community Financial, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: planned investments, acquisitions and related cost savings cannot be realized or realized within the expected time frame; lower than expected revenues; credit quality deterioration which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete announced investments, acquisitions, to successfully integrate acquired entities or deposits, or to achieve expected synergies and operating efficiencies within expected time-frames or at all; the integration of acquired businesses costs more, takes longer or is less successful than expected; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any acquisitions cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021